UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): 3/2/2009

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-15324	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 SOUTH MARKET STREET

PETERSBURG, VIRGINIA 23803

(Address of principal executive offices, including zip code)

(804) 530-0535

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.

Item 3.03	Material Modification to Rights of Security Holders.

On March 2, 2009, Star Scientific, Inc. (the “Company”) entered into a Securities Purchase and Registration Rights Agreement (the “Agreement”) with certain investors who held previously issued warrants (each a “Warrant Holder” and collectively, the “Warrant Holders”) for 1,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at an exercise price of $3.00 per share (the “Prior $3.00 Warrants”) and 3,311,259 shares of the Company’s Common Stock at an exercise price of $2.00 per share (the “Prior $2.00 Warrants” and together with the Prior $3.00 Warrants, the “Prior Warrants”).

Pursuant to the Agreement, in order to induce the Warrant Holders to immediately exercise the Prior Warrants, the Company agreed to reduce the exercise price of the Prior $3.00 Warrants to $2.50 per share and grant each Warrant Holder a new warrant with an exercise price of $3.50 per share for the same amount of shares of Common Stock as each Warrant Holder’s Prior Warrant (collectively, the “New Warrants”) in exchange for the Warrant Holders’ immediate and full exercise of the Prior Warrants whereby the Warrant Holders purchased 4,311,259 shares of Common Stock for gross proceeds to the Company of approximately $9,122,518 (collectively, the “Offering”). The New Warrants are exercisable immediately into an aggregate of 4,311,259 shares of Common Stock and expire on March 2, 2014 and are callable by the Company beginning on September 2, 2009 if the price of the Common Stock exceeds $10.00 per share as quoted on an approved market for twenty consecutive trading days.

The Offering was made only to accredited investors, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Company relied on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereof and the rules and regulations promulgated thereunder.

The Common Stock is traded on the Nasdaq Global Market under the symbol “STSI”. On March 2, 2009, the last reported sale price of the Common Stock was $2.67 per share.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Securities Purchase and Registration Rights Agreement, dated March 2, 2009, by and between Star Scientific, Inc. and the several Investors party thereto, including the form of Warrant attached as Exhibit A thereon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.
Date: March 3, 2009	BY:	/s/ Paul L. Perito
Paul L. Perito Chairman of the Board, President and Chief Operating Officer

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